As filed with the Securities and Exchange Commission on

                                Registration No.
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              ____________________

                          SVB FINANCIAL SERVICES, INC.
             (Exact name of registrant as specified in its charter)
                                 _______________

             New Jersey
(State or other Jurisdiction of                        22-3438058
incorporation or organization)              (I.R.S. Employer Identification No.)




                               70 East Main Street
                          Somerville, New Jersey 08876
                                 (908) 541-9500
     (Address, including zip code and telephone number including area code, of registrant's principal executive offices)

                          SVB FINANCIAL SERVICES, INC.
                        2000 INCENTIVE STOCK OPTION PLAN
                            (Full title of the plan)

                               Robert P. Corcoran
                      President and Chief Executive Officer
                               70 East Main Street
                                Somerville 08876
                                 (908) 541-9500
             (Name, Address, including zip code and telephone number
                   including area code, of agent for service)

                               ___________________
                                   Copies to:
                             Peter D. Hutcheon, Esq.
                           Norris, McLaughlin & Marcus
                           A Professional Corporation
                                721 Route 202-206
                                  P.O. Box 1018
                            Somerville, NJ 08876-1018
                                 (908) 722-0700

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------

                                                              Proposed
                                               Amount         Maximum          Proposed Maximum
Title of Securities                            to be         Offering Price   Aggregate Offering      Amount of
 to be Registered                           Registered(1)    Per Share (2)        Price (3)         Registration Fees

Common Stock                                375,945              $17.65              $6,635,429            $836.22
----------------------------------------------------------------------------------------------------------------------


(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2) Based upon the last reported sale price on The Nasdaq Stock Market, Inc. National Market System on February 25, 2004.

(3) The price is estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and is the product resulting from multiplying 375,945 the number of shares registered by this Registration Statement by $17.65 per share, the last reported sale price on The Nasdaq Stock Market, Inc. National Market System on February 25, 2004.

                                TABLE OF CONTENTS





Item 1.  Plan Information.........................................*

Item 2.  Registrant Information and Plan Annual Information.......*

Item 2A. Reoffer Prospectus.....................................I-1

Item 3.  Incorporation of Documents by Reference...............II-1

Item 4.  Description of Securities.............................II-1

Item 5.  Interests of Named Experts and Counsel................II-1

Item 6.  Indemnification of Directors and Officers.............II-1

Item 7.  Exemption from Registration Claimed...................II-2

Item 8.  Exhibits .............................................II-2

Item 9.  Undertakings..........................................II-2



* Separately given to participants. Pursuant to the rules for filing a Registration Statement on Form S-8, such information is contained in a document which does not constitute a part of this Registration Statement but which shall, together with the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, constitute a prospectus under Section 10(a) of the Securities Act of 1933.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

                  Omitted.

Item 2.  Registrant Information and Plan Annual Information

                  Omitted.

Item 2A. Reoffer Prospectus

     A prospectus relating to the reoffer of control securities and restricted securities acquired by participants under the Plan follows below.

                               REOFFER PROSPECTUS
                               ------------------


                         375,945 Shares of Common Stock
                           (Par Value $2.09 per share)




                          SVB FINANCIAL SERVICES, INC.



                                 _______________

     This prospectus has been prepared for use in connection with the proposed sales by the stockholders named herein (the "Selling Stockholders") of an aggregate of 375,945 shares of Common Stock (par value $2.09 per share) of SVB Financial Services, Inc. (the "Company") acquired by the Selling Stockholders upon the exercise of options granted to them under the Company's 2000 Incentive Stock Option Plan.

     It is contemplated that offerings and/or sales by the Selling Stockholders will be made from time to time pursuant to this Registration Statement.


                   THESE SECURITIES HAVE NOT BEEN APPROVED OR
              DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
                     NOR HAS THE COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                     ANY REPRESENTATION TO THE CONTRARY IS A
                               A CRIMINAL OFFENSE.






                         The date of this Prospectus is

                              AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facility maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Citicorp Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois and 233 Broadway, New York, NY 10279. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.
                                -------------------


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


     The following documents are hereby incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-KSB for the year ended December 31, 2002;

     (b) The Company's Quarterly Reports on Form 10-QSB for the quarter ended March 31, 2003, and Form 10-Q for the quarters ended June 30, 2003, and September 30, 2003;

     (c) The description of the Company's Common Stock set forth under the heading "Description of Securities" in the prospectus contained in the Company's Registration Statement on Form SB-2 (File 333-2305) which became effective November 8, 1996, and in Exhibits 4.1, 4.2 and 4.3 which were filed with that registration statement; and

     (d) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 since the end of the fiscal year referred to in (a) above.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date hereof to the termination of the offering of the securities covered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

     Copies of documents incorporated herein by reference may be obtained upon written or oral request without charge (other than exhibits thereto) from the headquarters office of the Company, SVB Financial Services, Inc., 70 East Main Street, Somerville, New Jersey 08876, telephone (908) 541-9500, Attn: Keith B. McCarthy, Chief Operating Officer and Treasurer.

                                   THE COMPANY

     SVB Financial Services, Inc. (the "Company") is a New Jersey corporation organized in 1996 for the purpose of acquiring and owning Somerset Valley Bank (the "Bank"), a New Jersey commercial Bank formed in 1990, in connection with the Bank's objective of adopting a holding company structure. The Company owns substantially all of the outstanding capital stock of the Bank, which is the Company's only bank subsidiary. The Bank is full service, community-oriented Bank which operates ten banking offices: eight in Somerset County, and one in each of Monmouth County and Middlesex County, New Jersey.

     The Bank is engaged in the financing of local businesses and industry, providing credit facilities and related services for smaller businesses, typically those with $1 million to $5 million in annual sales, in light manufacturing, wholesale and retail distribution, and service businesses. A wide range of commercial lending products is offered, including working capital lines of credit, U.S. Small Business Administration - backed loans, term loans for fixed asset acquisitions, commercial mortgages and other asset-based financing. The Bank also provides personal consumer banking services, including checking and savings accounts, money-market accounts, certificates of deposit, individual retirement accounts, residential mortgages, home equity lines of credit and other second mortgage loans, home improvement loans, automobile loans, personal loans and overdraft lines.

     The Bank currently has 98 full time and 17 part time employees. Its principal executive offices are located at 70 East Main Street, Somerville, New Jersey 08876, telephone (908) 541-9500.


                              SELLING STOCKHOLDERS

     The table below sets forth the names and present positions held by the Selling Stockholders, all of whose addresses are care of the Company at 70 East Main Street, Somerville, New Jersey 08876. The shares that the Selling Stockholders may offer from time to time are shares acquired or to be acquired by them upon the exercise of awards that have been or may in the future be granted to them by the Company pursuant to the Company's 2000 Incentive Stock Option Plan (the "Plan"). The following table lists all persons holding awards, who, because of their position with the Company or amount of stock of the Company owned by them, may be deemed to be "affiliates" and persons who are nonaffiliates who have acquired shares under the Plan prior to the filing of the registration statement of which this prospectus is a part. The Selling Stockholders may from time to time offer all or part of the shares acquired by them upon the exercise of options now held or which may be granted to them in the future by the Company in any trading markets. The Company will pay all expenses of preparing and reproducing this Prospectus, but will not receive any part of the proceeds of the sale of any such shares. The Selling Stockholders will pay any and all brokerage commissions charged to sellers in connection with such sales.

Name                       Present Position with Company           No. of Shares
----                       -----------------------------           -------------
Vimala Vimalavong          Assistant VP and Manager                   1,056
James Condo                Vice President                               500
Jeffery Mattison           Vice President                             2,704
Suzanne Lennard            Vice President and Manager                   788
Karen Zaliwski             Senior Vice President                      1,575
Michelle Callahan          Assistant Treasurer                          525
MaryAnn Soriano            Vice President                               788
Kenneth S. B. Wade, II     Assistant Treasurer                          441
Margaret O'Keeffe          Vice President                               788
Samuel M. Evans, Jr.       Assistant Secretary and Manager              525
Diana S. Valko             Assistant Treasurer                        1,130

                                  LEGAL MATTERS

     The legality of the shares of Common Stock being offered hereby will be passed upon by Norris, McLaughlin & Marcus, P.A., 721 Route 202-206, P.O. Box 1018, Somerville, New Jersey 08876-1018.


                            EXPERTS AND MISCELLANEOUS

     The financial statements and financial statement schedules of the Company for each of the years in the three year period ended December 31, 2002, are incorporated herein by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2002 in reliance upon the reports of Grant Thornton L.L.P., independent certified public accountants, incorporated herein by reference and upon the authority of said firm as experts in accounting and auditing.

     The Common stock of the Company, including the shares offered hereby, is designated for quotation on the Nasdaq Stock Market, Inc. National Market System under the symbol: SVBF.



                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the reoffer and resale of securities by the Selling Stockholders hereunder.



                                 INDEMNIFICATION

     The Certificate of Incorporation and the By-Laws provide that the Company shall indemnify each officer and director of the Company (and each officer and director of another entity who was serving at the request of the Company) who is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company or its shareholders; and with respect to any criminal action, suit or proceeding, had no reasonable cause to believe his conduct was unlawful. They further provide that the Company shall indemnify each such officer and director in any derivative action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company or its shareholders; except that no indemnification shall be made in respect to any such derivative action, suit or proceeding as to which he shall have been adjudged to be liable for gross negligence or misconduct in the performance of his duties to the Company (unless and only to the extent that the court in which such action or suit is brought shall determine, upon application, that, despite the adjudication of liability, but in view of all of the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper).

     The Certificate of Incorporation and the By-Laws also provide that costs in defending any action, suit or proceeding referred to above may be paid by the Company in advance of the final disposition thereof under certain circumstances.

     All expenses and liabilities incurred by the Board of Directors in the administration of the Plan shall be borne by the Company. The Board of Directors may employ attorneys, consultants, accountants or other persons in connection with the administration of the Plan. The Company, and its officers and directors, shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Board of Directors shall be liable for any action, determination or interpretation taken or made in good faith with respect to the Plan or any option granted hereunder.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

     The following documents filed by SVB Financial Services, Inc. (the "Company") with the Commission are also incorporated herein by reference:

     (a) The Company's Quarterly Reports on Form 10-QSB for the quarter ended March 31, 2003, and Form 10-Q for the quarters ended June 30, 2003 and September 30, 2003;

     (b) The Company's Annual Report on Form 10-KSB for the year ended December 31, 2002; and.

     (c) The description of the Company's Common Stock set forth under the heading "Description of Securities" in the prospectus contained in the Company's Registration Statement on Form SB-2 (File 333-2305) which became effective November 8, 1996, and in Exhibits 4.1, 4.2 and 4.3 which were filed with that registration statement.

     In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities
Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities

     Not  applicable.

Item 5.   Interests of Named Experts and Counsel

     Not  applicable.

Item 6.   Indemnification of Directors and Officers

Section 14A:3-5 of the New Jersey Business Corporation Act (the "NJBCA") gives the Company power to indemnify each of its directors and officers against expenses and liabilities in connection with any proceeding involving him by reason of his being or having been a director or officer if (a) he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company and (b) with respect to any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. However, in a proceeding by or in the right of the Company, there shall be no indemnification in respect of any liabilities or expenses if the officer or director shall have been adjudged liable to the Company unless the court in such proceeding determines he is entitled to indemnity for such liabilities and/or expenses. Furthermore, no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to such director or officer establishes that his acts or omissions (a) were in breach of his duty of loyalty to the Company and its stockholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit. The NJBCA defines an act or omission in breach of a person's duty of loyalty as an act or omission which that person knows or believes to be contrary to the best interests of the Company or its stockholders in connection with a matter in which he has a material conflict of interest. If a director or officer is successful in a proceeding, the statute mandates that the Company indemnify him against expenses.

     The By-Laws provide that the Company shall indemnify each officer and director of the Company (and each officer and director of another entity who was serving at the request of the Company) who is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred in connection with such action, suit or proceeding, to the fullest extend permitted by law. The By-Laws also provide that costs in defending any action, suit or proceeding referred to above may be paid by the Company in advance of the final disposition thereof under certain circumstances.

Item 7.   Exemption from Registration Claimed

     Offers and sales of Common Stock pursuant to the Plan are exempt from registration under the Securities Act of 1933, as amended, by virtue of Sections 4(2) and/or 2(11) of such Act and Rule 504 promulgated by the Commission as a part of Regulation D.

Item 8.   Exhibits

          4(a) SVB Financial  Services Inc. 2000 Incentive Stock Option Plan, is
               incorporated  herein by  reference  to Exhibit A attached  to the
               Company's  definitive  proxy  materials  with respect to its 2003
               Annual  Meeting of  Shareholders,  filed with the  Commission  on
               March 20, 2003.
          *5   Opinion of Norris, McLaughlin & Marcus, P.A.
          *23(a) Consent of Grant Thornton, LLP
          23(b)Consent  of  Norris,  McLaughlin  &  Marcus,  P.A.  (included  in
               Exhibit 5)
          24   Power of Attorney (included on signature page)
        ________________________________________________________________________
          *Filed herewith

Item 9.    Undertakings


          (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new
Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Somerville, State of New Jersey on the 26th day of February 2004.


                                                   SVB FINANCIAL SERVICES, INC.


                                                   By: /s/ Robert P. Corcoran
                                                           ---------------------
                                                           Robert P. Corcoran
                                                           President and Chief
                                                           Executive Officer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert P. Corcoran and Keith B. McCarthy, and either of them (with full power in each to act alone), his true and lawful attorneys-in-fact, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.



/s/ John K. Kitchen
-----------------------------
John K. Kitchen                             Chairman of the Board and Director                     February 26, 2004

/s/ Robert P. Corcoran
-----------------------------
Robert P. Corcoran                   President, Chief Executive Officer and Director               February 26, 2004

/s/ Anthony J. Santye, Jr
-----------------------------
Anthony J. Santye, Jr.                                   Director                                  February 26, 2004

/s/ Herman C. Simonse
-----------------------------
Herman C. Simonse                                        Director                                  February 26, 2004

/s/ Donald R. Tourville
-----------------------------
Donald R. Tourville                                      Director                                  February 26, 2004

/s/ Bernard Bernstein
-----------------------------
Bernard Bernstein                                        Director                                  February 26, 2004

                                      II-4




-----------------------------
Willem Kooyker                                           Director                                  February 26, 2004

/s/ Frank Orlando
-----------------------------
Frank Orlando                                            Director                                  February 26, 2004

/s/ Frank Orlando
-----------------------------
Gilbert E. Pittenger                                     Director                                  February 26, 2004

/s/ Frederick D. Quick
-----------------------------
Frederick D. Quick                                       Director                                  February 26, 2004

 /s/ Donald Sciaretta
-----------------------------
Donald Sciaretta                                         Director                                  February 26, 2004



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